AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON
                           September 10, 2004
                                                REGISTRATION NO. 333-
                                                                    ------
===============================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
           ----------------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                BRT REALTY TRUST
           ---------------------------------------------------------
            (Exact name of registrant as specified in its charter)

            MASSACHUSETTS                                   13-2755856
 -----------------------------------               ---------------------------
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                               60 Cutter Mill Road
                           Great Neck, New York 11021
                                 (516) 466-3100
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Mark H. Lundy, Esq.
                                 Vice President
                                BRT Realty Trust
                               60 Cutter Mill Road
                           Great Neck, New York 11021
                                 (516) 466-3100
           ----------------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                             Jeffrey A. Baumel, Esq.
                             McCarter & English, LLP
                               Four Gateway Center
                               100 Mulberry Street
                                Newark, NJ 07102
                                 (973) 622-4444

                  -------------------------------------------

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


                          CALCULATION OF REGISTRATION FEE
================================================================================
                                                                   Proposed maximum      Proposed maximum     Amount of
       Title of each class of securities          Amount to be    offering price per    aggregate offering   registration
               to be registered                    registered         share (1)             price (1)            fee
------------------------------------------------ --------------- --------------------- --------------------- ------------

Shares of Beneficial Interest, par value $3.00      750,000             $21.02             $15,765,000        $1,997.43
per share
------------------------------------------------ --------------- --------------------- --------------------- ------------
(1)      Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average high and low reported sales prices of Registrant's Shares of
         Beneficial Interest on the New York Stock Exchange on September 7,
         2004.



         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                                BRT REALTY TRUST

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                 750,000 SHARES
                                       OF
                               BENEFICIAL INTEREST

         We are BRT Realty Trust, a real estate investment trust organized as a business trust in 1972 under the laws of the Commonwealth of Massachusetts. Our principal business activity is to generate income by originating and holding for investment for our own account senior and junior real estate mortgage loans secured by income producing property. With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan to holders of our outstanding shares of beneficial interest, par value $3.00 per share ("Common Shares"). The Dividend Reinvestment and Stock Purchase Plan is a simple, convenient and low-cost means of investing in our Common Shares.

                                 PLAN HIGHLIGHTS

o    You may participate in the plan only if you own our Common Shares.

o Once you are enrolled in the plan, you may purchase additional Common Shares by automatically reinvesting all or a portion of any cash dividends paid on your Common Shares.

o Once you are enrolled in the plan, you may buy additional Common Shares by making optional cash investments from $100 to $2,500 per month on a regular or occasional basis.

o Under the plan, the purchase price for our Common Shares that the Administrator purchases directly from us for dividend reinvestments or optional purchases from $100 to $2,500 per month is at a discount which ranges from 0% to 5% (currently at 2%, subject to change).

o Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the plan, you will continue to receive any cash dividends paid on your Common Shares.

         Our Common Shares are traded on the New York Stock Exchange, under the ticker symbol "BRT". The closing price of our Common Shares on September 9, 2004 was $21.48 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

       Investing in our Common Shares involves risks. Potential investors should consider the information presented under our discussion of
         "Risk Factors" beginning on page 5 as well as the risk factors disclosed in our filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

               The date of this Prospectus is September 10, 2004.

                                                     i
                                Table of Contents


                                                                        Page
         SUMMARY OF THE PLAN                                             1

         WHERE YOU CAN FIND MORE INFORMATION                             3

         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS               4

         RISK FACTORS                                                    5

         TERMS AND CONDITIONS OF THE PLAN                               10

         INFORMATION ABOUT BRT REALTY TRUST                             26

         USE OF PROCEEDS                                                26

         PLAN OF DISTRIBUTION                                           26

         LEGAL MATTERS                                                  27

         EXPERTS                                                        27

         INDEMNIFICATION                                                27

         EXHIBIT A - PLAN SERVICE FEES SCHEDULE                         28

                             ----------------------


                  You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

                  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

-------------------------------------------------------------------------------


                               SUMMARY OF THE PLAN

         The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

Enrollment:                You can participate in the plan if you currently own
                           our Common Shares by completing and submitting the enclosed authorization form. You may also obtain an authorization form from the plan's administrator, American Stock Transfer & Trust Company. Please see
                           Question 6 under the caption "Terms and Conditions of the Plan" for more detailed information.

Reinvestment of
Dividends:                 You can  reinvest any cash  dividends  paid on all
                           or a portion of your Common Shares. You will be able to purchase additional Common Shares from us by reinvesting your dividends without paying any brokerage commissions. If you participate in the plan you will be responsible for the fees due to the Administrator of the plan as outlined in Exhibit A.To participate in the dividend reinvestment feature of the plan, you must hold Common Shares and elect to reinvest the dividends on all or any of your Common Shares. Except or the restrictions contained in our declaration of trust, as amended, on transfer and ownership of Common Shares described in Question 20, the reinvestment of any cash dividends paid on your Common Shares is not subject to a maximum limit. Please see Question 6 for more detailed information.

Optional Cash
Investments:               After you are enrolled in the plan, you can also buy
                           additional Common Shares from us without paying any brokerage commissions. However, if you elect to buy additional Common Shares, you will be responsible for fees payable to the Administrator of the plan as outlined in Exhibit A. You can invest from $100 to $2,500 per month on a regular or occasional basis.
                           Investments of less than $100 and exceeding $2,500 will be returned to the participant without interest.
                           Please see Question 6 for more detailed information.

Administration:            American Stock Transfer & Trust Company, transfer
                           agent for our Common Shares, initially will serve as the administrator of the plan. You should send all correspondence with the Administrator to: American
                           Stock Transfer & Trust Company, P.O. Box 922, Wall
                           Street Station, New York, NY 10269-0560. You may call the Administrator at 888-888-0144. If you are inquiring about enrollments, optional cash payments, termination, sale of shares or if you desire to view your account balance, you may log onto the Administrator's website at www.amstock.com. Please see Question 4 for more detailed information.

Source of Common
Shares: Initially, Common Shares purchased by the Administrator under the plan will come from our legally authorized but unissued Common Shares. However, we may, in our sole discretion, direct the Administrator to purchase Common Shares in the open market or in privately negotiated transactions with third parties. If Common Shares are purchased for you in the open market or in privately negotiated transactions, you will not receive any discount. Please see Question 8 for more detailed information.

Purchase Price:            The  purchase  price for Common  Shares  that the
                           Administrator purchases directly from us for dividend reinvestments or optional purchases under the plan will be at a discount from the Market Price
                           (as defined below), which discount is currently 2% for reinvested dividends and 2% for optional purchases. Each of the discounts are subject to change from time to time (but will not vary from the range of 0% to 5%). We will advise participants through a press release of any change in the applicable discount at least thirty days prior to the effective date of the change. Please see Question
                           8 for more detailed information.

                           The purchase price for Common Shares purchased in the open market or in privately negotiated transactions with third parties will equal the weighted average of the purchase prices paid by the Administrator for the shares. Please see Question 8 for more detailed information.

                           However, regardless of the source of shares, in no event will the purchase price for our Common Shares for dividend reinvestments or optional purchases be less than 95% of the Market Price (as defined below)

Market Price:              The Market Price in the case of Common  Shares
                           purchased  directly from us will be the average of
                           the daily high and low sales prices,  computed to
                           three  decimal  places,  of the Common Shares on the
                           NYSE  Composite Transactions, as reported in the Wall
                                                                            ----
                           Street Journal during the 5 days on which the NYSE
                           ------ -------
                           is open and for which trades in our Common Shares
                           are reported  immediately  preceding the relevant
                           Purchase Date, or if no trading occurs in the Common
                           Shares on one or more of such days, for the 5 days
                           immediately  preceding the Purchase  Date for which
                           trades are  reported.  In the case of Common  Shares
                           purchased on the open market, the Market Price will
                           be the weighted  average of the actual prices paid,
                           computed to three decimal places, for all Common
                           Shares  purchased by the  Administrator  with all
                           participants'  dividends and optional cash  payments
                           for the related month.
Tracking Your
Investment:                You will receive periodic statements of the
                           transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account. Please see Question 13 for more detailed information.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which are available at the SEC's web site at: http://www.sec.gov . You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Common Shares, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site listed above.

         The SEC allows us to "incorporate by reference" some of the documents we file with it into this prospectus, which means:

o we can disclose important information to you by referring you to those documents;

o the information incorporated by reference is considered to be part of this prospectus; and

o later information that we file with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below:

o        our Annual Report on Form 10-K, for the year ended September 30, 2003;

o our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003;

o        our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

o        our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;
         and

o the description of our capital stock contained in our Current Report on Form 8-K filed on September 10, 2004.

         Current Reports on Form 8-K furnished under Item 9 and under Item 12 of Form 8-K are not incorporated by reference in this prospectus.

         All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K furnished pursuant to Item 9 or Item 12 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering, shall be deemed incorporated by reference in this prospectus and shall be deemed to be a part of this prospectus from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document or report that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide without charge to each person, including any shareholder, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

                                BRT Realty Trust
                               60 Cutter Mill Road
                                    Suite 303
                           Great Neck, New York 11021
                          Attention: Investor Relations
                                  516-466-3100

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus (including the information incorporated by reference) contains certain forward-looking statements within the meaning of federal securities law. Words such as "may", "will", "expect", "anticipate", "intend", "could", "estimate", or "continue" or other similar terms identify forward-looking statements. These forward-looking statements discuss our expectations or beliefs concerning, among other things, our operations, performance, financial condition, plans, and strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve substantial risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those described in Risk Factors.

                                  RISK FACTORS

         An investment in our Common Shares involves significant risks. You should carefully consider the risks described below and the other information in this prospectus before you decide to buy our Common Shares. The trading price of our Common Shares could decline due to any of these risks, and you could lose all or part of your investment.


Risks Related to Our Business
-----------------------------

         Defaults on loans by borrowers would result in decrease in income. -
         --------------------------------------------------------------------
Loan defaults will result in a decrease in interest income and an increase in loan loss reserves. The decrease in interest income resulting from loan defaults may be for a prolonged period of time as we seek to recover the principal balance and accrued interest due to us plus default interest and our legal costs in legal proceedings, including foreclosure actions and bankruptcy and reorganization proceedings. These legal proceedings are expensive and time consuming. The decrease in interest income and the costs involved in seeking to recover the amount due to us will reduce the amount of cash available to meet our expenses. The decrease in interest income combined with increases in loan loss reserves will have an adverse impact on our net income, taxable income and shareholders' equity. The decrease in interest income and the costs involved in seeking to recover the amounts due to us could also have an adverse impact on the cash dividends paid by us to our shareholders and our ability to continue to pay cash dividends.

         Our primary source of recovery in the event a loan default is the real property underlying a defaulted loan and therefore the value of our loan depends upon the value of the underlying real property. The value of the underlying property is dependent on numerous factors outside of our control, including national, regional and local business and economic conditions, government economic policies, the level of interest rates, and non performance of lease obligations by tenants occupying space at the underlying real property.

         If a significant number of our mortgage loans are in default or we
         ------------------------------------------------------------------
otherwise must write down our loans, a breach of the covenants of our bank line
-------------------------------------------------------------------------------
of credit could occur. - If a significant number of our mortgage loans are in
------------------------
default and/or a recessionary environment exists which, under generally accepted accounting principles, requires us to take provisions against our loans or against our real estate assets, our shareholders' equity could be materially adversely affected. Under our credit agreement with North Fork Bank, the ratio of bank debt to shareholders' equity cannot exceed 50%, the minimum ratio of shareholders' equity (including available for sale securities) to debt shall not be less than 1.75:1 (increasing to 2.01:1 on September 30, 2004) and our annual debt service coverage ratio (based on the full amount of the debt, whether or not advanced) shall not be less than 1.65:1.

         A breach by us of any of these covenants would place us in default under our loan agreement with North Fork Bank. A decline in our shareholders' equity could place us in breach of one or more of these covenants. If as a result of a breach of one or more of these covenants the Bank called a default and required us to repay the full amount outstanding under the loan agreement, we could be required to dispose of assets in a rapid fashion, which could have an adverse impact on the amounts we would receive on such disposition. If we could not dispose of assets in a timely fashion to the satisfaction of the Bank, the Bank could foreclose on all or any portion of our loan portfolio pledged to the Bank as collateral, which could result in loans being disposed of at below market values. Disposition of loans at below our carrying value would adversely affect net income, reduce our shareholders' equity and adversely affect our ability to pay cash dividends to shareholders.

         Inability of our borrowers to refinance or sell the underlying real
         -------------------------------------------------------------------
property would lead to defaults on our loans. - A majority of our mortgage
---------------------------------------------
portfolio is short term and the preponderance of our portfolio is due within five years. In addition, our borrowers are required to pay all or substantially all of the principal balance of our loans at maturity, in most cases with little or no amortization of principal over the term of the loan. Accordingly, in order to satisfy this obligation, at the maturity of a loan a borrower will be required to refinance or sell the property or otherwise raise a substantial amount of cash. The ability to refinance or sell or otherwise raise a substantial amount of cash is dependent upon factors which neither we nor our borrowers control, such as national, local and regional business and economic conditions, government economic policies, and the level of interest rates. If a borrower is not able to pay the balance due at maturity, and we are not willing to extend or restructure the loan, we will in most cases be required to foreclose on the property, which can be expensive and time consuming and could adversely affect our net income, shareholders' equity and cash dividends to shareholders.

         A significant portion of our loans are subordinate loans. - At June 30,
         ---------------------------------------------------------
2004 nine of our loans, constituting $23,179,000 in principal amount, or 18% of the carrying value of our loan portfolio, were junior mortgage loans or junior participations in mortgage loans. Because of their subordinate position, junior liens carry a greater credit risk than senior lien financing, including a substantially greater risk of non-payment of interest or principal. A decline in real estate values in the region in which the underlying property is located could adversely affect the value of our collateral, so that the outstanding balance of senior liens may exceed the value of the underlying property.

         In the event of a default of a junior lien, we may elect to make payments to the senior mortgage holder, if we have the right to do so, in order to prevent foreclosure of the senior position. In certain situations we may not have the right to elect to make payments to the senior position, and the senior lien holder may refuse to allow us to make any such payments. In such a situation, or if we elect not to make payments even if we have the right to do so, the senior lien holder may foreclose; in which event we will be entitled to share in the proceeds of the foreclosure sale only after amounts due to senior lien holders have been paid in full. This can result in the loss of all or part of our investment, adversely affecting our net income, shareholders' equity and cash dividends to shareholders.

         Our loans may have high loan to value ratios. - The loan to value ratio
         -----------------------------------------------
of certain of our loans exceeds 80%. Loan to value ratio is defined as the ratio of the amount of our loan, plus any senior indebtedness, to the value of the real property underlying the loan as determined by our own in-house procedures. The higher the loan to value ratio, the greater the risk that upon default the amount obtainable from a foreclosure or bankruptcy sale may be insufficient to repay the loan in full. In addition we may find it necessary to acquire the property at a foreclosure sale or bankruptcy auction, in which event we assume the risks and realize any benefits that may be derived from ownership.

         Our portfolio lacks geographical diversification. - As of June 30,
         -------------------------------------------------
2004, 34% of the principal amount of our outstanding loans were secured by properties located in the New York metropolitan area, including New Jersey and Connecticut, and 20% by properties located in the State of Florida, although we will originate and hold for investment loans secured by real property located anywhere in the United States and Puerto Rico. A lack of geographical diversification may make our mortgage portfolio more sensitive to local or regional economic conditions, which may result in higher default rates than might be incurred if our portfolio was more geographically diverse.

         We face stiff competition for loans. - We encounter significant
         ------------------------------------
competition from other REITs, banks, conduits, pension funds, public and private lending companies and mortgage bankers. At times we have to compete based on yield, which could reduce our returns. We seek to compete by offering rapid response time in terms of approval and closing. In addition, the real estate expertise of our executive group provides us with the ability to understand and structure complex loan transactions. However, many of our competitors have substantially greater assets than we do and therefore have the ability to make larger loans. An increase in funds available to lenders, or a decrease in borrowing activity, may increase competition for making loans and may result in loans available to us having a greater risk.

         We face risks relating to fluctuations in the real property markets. -
         ----------------------------------------------------------------------
We are subject to the general risks of the real estate market. These include adverse changes in general and local economic conditions, demographics, retailing trends and traffic patterns, competitive overbuilding, casualty losses and other factors beyond our control. The value of the collateral underlying our loans, as well as the real estate owned by us and by joint ventures in which we participate, may also be negatively affected by factors such as the cost of complying with regulations and liability under applicable environmental laws, interest rate changes and the availability of financing. Income from a commercial or multifamily residential property will also be adversely affected if a significant number of tenants are unable to pay rent, if tenants terminate or cancel leases, or if available space cannot be rented on favorable terms. Operating and other expenses of properties, particularly significant expenses such as real estate taxes, maintenance costs and casualty and liability insurance costs, generally do not decrease when income decreases and even if revenues increase, operating and other expenses may increase faster than revenues.

         Casualty risk. - All of our borrowers obtain, for our benefit,
         --------------
comprehensive insurance covering the property collateralizing our loan in an amount intended to be sufficient to provide for the replacement of the improvement at the property in the event of casualty. In addition, joint ventures in which we are a participant carry comprehensive insurance covering the property owned by the venture for the replacement cost of the improvements at such property in the event of a casualty and we carry insurance for such purpose on properties owned by us. However, the amount of insurance coverage maintained for any property may not be sufficient to pay the full replacement cost of the improvement following a casualty event. In addition, the rent loss coverage under a policy may not extend for the full period of time that a tenant may be entitled to a rent abatement that is a result of, or that may be required to complete restoration, following a casualty event. In addition, there are certain types of losses, such as those arising from earthquakes, floods, hurricanes and terrorist attacks that may be uninsurable or that may not be economically insurable. Changes in zoning, building codes and ordinances, environmental considerations and other factors may make it impossible for our borrower, a joint venture or us, as the case may be, to use insurance proceeds to replace damaged or destroyed improvements at a property. If any of these or similar events occur, the amount of coverage may not be sufficient to replace a damaged or destroyed property and/or to repay in full the amount due on all loans collateralized by such property and, therefore, may reduce our returns and the value of our investment.

Other Risk Factors

         Senior management and key personnel are critical to our business and
         --------------------------------------------------------------------
our future success may depend on our ability to retain them. - We depend on the
------------------------------------------------------------
services of Fredric H. Gould, Chairman of our Board of Trustees, Jeffrey A. Gould our President and Chief Executive Officer, and other members of our senior management to carry out business and investment strategies. Only three officers, Jeffrey A. Gould, George Zweier, Vice President and Chief Financial Officer and David Heiden and Mitchell Gould, Vice Presidents, devote substantially all of their business time to our company. The remainder of our management personnel share their services on a part-time basis with entities affiliated with us and located in the same executive offices under a Shared Services Agreement. In addition, Jeffrey A. Gould devotes a limited amount of his business time to entities affiliated with us. As we grow our business, we will need to attract and retain qualified senior management and other key personnel, both on a full-time and part-time basis. The loss of the services of any of our senior management or other key personnel or our inability to recruit and retain qualified personnel in the future, could impair our ability to carry out our business and our investment strategies.

         Relationships and transactions with affiliates involve conflicts of
         -------------------------------------------------------------------
interest. - Entities affiliated with us and with certain of our officers provide
---------
services to us and on our behalf and we intend to continue the relationships with such entities in the future. For a description of our current relationships and transactions with affiliates, please see the information under the "Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Transactions" in our Annual Report on Form 10-K for the year ended September 30, 2003. Although such services are provided by affiliates at competitive market rates, there is the potential that we may not receive terms in these transactions as favorable as those we would receive if the services were provided by unaffiliated entities pursuant to competitive bid.

         We may have less control of our investment when we invest in joint
         ------------------------------------------------------------------
ventures. - We have made loans to and acquired equity interests in joint
---------
ventures that own income producing real property. Our co-venturers may have different interests or goals than we do or our co-venturers may not be able or willing to take an action that is desired by us. If we or our co-venturers have a disagreement with respect to the activities of the joint venture, it could result in a substantial diversion of time and effort by our management and could result in one of the co-venturers (including us) exercising the buy/sell provision typically contained in our joint venture organizational documents. In addition, there is no limitation under our charter documents as to the amount of funds that may be invested in joint ventures. Accordingly, we may invest a substantial amount of our funds in joint ventures which ultimately may not be profitable as a result of disagreement with or among co-venturers.

         We cannot assure our ability to pay dividends in the future. - We
         --------------------------------------------------------------
intend to pay quarterly cash dividends and to make cash dividends to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to adjustments, is distributed. This along with other factors should enable us to qualify for the tax benefits afforded a REIT under the Internal Revenue Code. We have not established a minimum cash dividend payment level and our ability to pay cash dividends may be adversely affected by the risk factors described above. All cash dividends will be made at the discretion of our Board of Trustees and will depend on our taxable earnings, our financial condition, maintenance of our REIT status and such other factors as our Board of Trustees may deem relevant from time-to-time. We cannot give any assurance that we will be able to pay cash dividends in the future.

         Effect of decrease in market value of, or cash dividends paid on, EPR
         ---------------------------------------------------------------------
stock. - The value of the shares of Entertainment Properties Trust owned by us
------
at June 30, 2004 was $36,937,000, while our cost basis was $13,575,000. At June 30, 2004 our balance sheet reflects as an asset $39,363,000 of available-for-sale securities, of which $36,937,000 represents the market value of the shares of EPR owned by us on June 30, 2004 and $24,033,000, or 18% of our shareholders' equity, represents the difference between our cost basis for such shares and the market value for such shares. We have no business relationship, affiliation with or influence over, the business or operations of EPR. Any substantial decrease in the market value of EPR shares, whether resulting from activities of EPR, its management, market forces or otherwise could result in a material decrease in our total assets and in our shareholders' equity.

         Our ownership of shares of EPR resulted in the receipt by us for the fiscal year ended 2003 of cash dividends of $2,464,000. In the fiscal year ending September 30, 2003 we sold 260,800 EPR shares for a gain of $4,187,000. The shares sold provided us with cash dividends of $303,000 in calendar 2003. If there is a decrease in the EPR dividend, for any reason, it could reduce the amount of cash distributions available for our shareholders. In addition, if the stock price of EPR were to decline, our profit from the sale of these shares will decline or could be eliminated.

         We have established a margin line of credit collateralized by the EPR shares owned by us. At June 30, 2004 approximately $14,775,000 was available under this line of credit of which $10,263,000 was outstanding. When we have amounts outstanding under the margin line of credit, a significant decrease in the value of the EPR shares could result in a margin call and, if cash is not available from other sources, a sale of EPR shares may be required at a time when we are not desirous of selling EPR shares, resulting in the possibility that such shares could be sold at a per share loss.

Risks Related to the REIT Industry
----------------------------------

         Failure to qualify as a REIT would result in material adverse tax
         -----------------------------------------------------------------
consequences and would significantly reduce cash available for distributions. We
-----------------------------------------------------------------------------
believe that we have operated so as to qualify as a REIT under the Internal Revenue Code. Qualification as a REIT involves the application of technical and complex legal provisions for which there are limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely in our control may affect our ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         If we fail to qualify as a REIT, we will be subject to federal, state and local income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates and would not be allowed a deduction in computing our taxable income for amounts distributed to shareholders. In addition, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the three taxable years following the year during which the qualification is lost. The additional tax would reduce significantly our net income and the cash available for dividends to shareholders.

         We are Subject to Certain Distribution Requirements that May Result in
         ----------------------------------------------------------------------
our Having to Borrow Funds at Unfavorable Rates. - To obtain favorable tax
------------------------------------------------
treatment associated with being a REIT, we generally will be required, among other things, to distribute to our shareholders at least 90% of our ordinary taxable income (excluding capital gains) each year. In addition, we are subject to a 4% non-deductible excise tax, on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain income and 100% of our undistributed income from prior years. As a result of differences in timing between the receipt of income and the payment of expenses, and the inclusion of such income and the deduction of such expenses in arriving at taxable income, and the affect of non-deductible capital expenditures, the creation of reserves and the timing of required debt service (including amortization payments) we may need to borrow funds on a short-term basis in order to pay the dividends necessary to retain the tax benefits associated with qualifying as a REIT, even if the prevailing market conditions are not generally favorable for such borrowings. Such borrowings could reduce our net income and the cash available for dividends to the holders of our beneficial shares.

         Compliance with REIT Requirements May Hinder Our Ability to Maximize
         --------------------------------------------------------------------
Profits. - In order to qualify as a REIT for federal income tax purposes, we
--------
must continually satisfy tests concerning, among other things, our sources of income, the amounts we distribute to our shareholders and the ownership of our stock. We may also be required to make cash dividends to shareholders at disadvantageous times or when we do not have funds readily available for distribution. Accordingly, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

                  In order to qualify as a REIT, we must also insure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities, and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer, other than a qualified REIT security. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. This requirement could cause us to dispose of assets for consideration which is less than the true value and could lead to a material adverse impact on our results of operations and financial condition.

                        TERMS AND CONDITIONS OF THE PLAN

         The following constitutes our Dividend Reinvestment and Stock Purchase Plan, in effect beginning September 10, 2004. All references in this prospectus to "Common Shares" refers to our shares of Beneficial Interest, par value $3.00.

Purpose

1. What is the purpose of the plan?

         The primary purpose of the plan is to provide our shareholders with a convenient and economical way to purchase our Common Shares and to reinvest all or a portion of their cash dividends in additional Common Shares. A secondary purpose of the plan is to provide us with an economical way to raise additional capital for general corporate purposes through sales of Common Shares to our existing shareholders.

Participation Options

2.       What are my investment options under the plan?

         Once enrolled in the plan, you may buy Common Shares through any of the following investment options:

o Full Dividend Reinvestment. You may have cash dividends paid on all of your Common Shares automatically reinvested in additional Common Shares. This option also permits you to make optional cash investments to buy additional Common Shares as described below.

o Partial Dividend Reinvestment. You may have cash dividends paid on a specified number of your Common Shares automatically reinvested in additional Common Shares. In addition, dividends on all Common Shares held in your plan account will be reinvested. We will continue to pay you cash dividends on the remaining Common Shares. This option also permits you to make optional cash investments to buy additional Common Shares as described below.

o Optional Cash Investments. You may make optional cash investments from $100 to $2,500 per month to buy additional Common Shares on a regular or occasional basis. You may elect to make optional cash investments even if you do not elect to reinvest any cash dividends paid on you Common Shares. We will continue to pay you any cash dividends on the Common Shares owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the plan, as noted above.

Benefits and Disadvantages

3.       What are the benefits and disadvantages of the plan?

         Benefits

         Before deciding whether to participate in the plan, you should consider the following benefits of participation in the plan:

o The price of the Common Shares purchased by the Administrator under the plan directly from us for dividend reinvestments and optional purchases from $100 to $2,500 per month will be at a discount from the Market Price (as defined), currently 2% for reinvested dividends and 2% for optional purchases. Each of the discounts is subject to change from time to time, but will not vary from the range of 0% to 5%. We will advise participants through a press release of any change in the applicable discount at least thirty days prior to the effective date of the change.

o If we direct that the Administrator purchase Common Shares in the open market or in privately negotiated transactions with third parties (as we may do in our sole discretion) you will not receive any discount. At the present time we do not contemplate the purchase of Common Shares in the open market or in privately negotiated transactions for dividend reinvestments or optional purchases.

o You will not pay brokerage commissions to purchase Common Shares directly from us through the plan. Please see the "Plan Service Fee Schedule" attached as Exhibit A for a description of the fees for which you will be responsible. We will be responsible for all other costs of administering the plan.

o You will realize the convenience of having all or a portion of any of your cash dividends automatically reinvested in additional Common Shares. Since the Administrator will credit fractional shares of Common Shares to your plan account, you will receive full investment of your dividends and optional cash investments.

o You will have the option of having your stock certificates held for safekeeping by the Administrator, protecting against loss, theft or destruction of the certificates representing your Common Shares.

o You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances.

o You will have the flexibility of making optional cash investments from $100 to $2,500 in any one month to buy additional Common Shares. You may make these optional cash investments on a regular or occasional basis.

o At any time, you may direct the Administrator to sell or transfer all or a portion of the Common Shares held in your plan account. You will be responsible for any brokerage fees and other expenses associated with the sale.

         Disadvantages

         Before deciding whether to participate in the plan, you should consider the following disadvantages of participation in the plan:

o Without giving you prior notice, we may direct the Administrator to buy Common Shares under the plan either in the open market or in privately negotiated transactions with third parties. The purchase price for Common Shares purchased in the open market or in privately negotiated transactions with third parties will equal the weighted average of the purchase prices paid by the Administrator for the shares and you will not receive the benefit of any discount. Please see the "Plan Service Fee Schedule" attached as Exhibit A for a description of the fees for which you will be responsible.

o Your reinvestment of cash dividends will be treated, for federal income tax purposes, as your receipt on the dividend payment date of a dividend equal to the fair market value of our Common Shares that you received to the extent of our earnings and profits attributable to that distribution. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

o You will not know the actual number of Common Shares that the Administrator of the plan buys for your account until on or after the applicable Purchase Date (as defined in Question 8).

o Because the Administrator of the plan may buy Common Shares directly from us for your account at an average price per share, the price paid for such shares on any date may be greater than the price at which Common Shares are then trading.

o Because the Administrator of the plan may sell shares only once per week, sales of Common Shares held in your plan account may be delayed.

o We will not pay interest on funds that we hold pending reinvestment or investment.

o You may not pledge Common Shares deposited in your plan account unless you withdraw those shares from the plan.

Administration

4.       Who will administer the plan?

         Administrator. American Stock Transfer & Trust Company or another entity we may designate will serve as the Administrator of the plan. The Administrator

o        acts as your agent;

o        keeps records of all plan accounts;

o        sends your account statements to you;

o        buys and sells, on your behalf, all Common Shares under the plan; and

o        performs other duties relating to the plan.

You should send all correspondence with the Administrator to:

                  American Stock Transfer & Trust Company
                  59 Madison Avenue
                  New York, NY 10038
                  Telephone: 888-888-0144

      All transactions or requests for enrollment, termination, sale of shares, etc. should be sent to the Administrator:

                  American Stock Transfer & Trust Company
                  P.O. Box 922
                  Wall Street Station
                  New York, New York  10269-0560

         For terminations, optional cash payments, sale of shares or to view account balances you may visit the Administrator's website at www.amstock.com.
                                                              ----------------
In order to use the website, you must be enrolled in the plan and have available your social security number and ten digit account number. Once you have gained access, you should follow the instructions on the menu.

         Successor Administrator: We may replace the Administrator with a successor Administrator at any time. The Administrator may resign as Administrator of the plan at any time. In either such case, we will appoint a successor Administrator and we will notify you of such change.

Participation

         For purposes of this section, we have based our responses upon the method by which you hold your Common Shares. Generally, you are either a record owner or a beneficial owner. You are a record owner if you own Common Shares in your own name. You are a beneficial owner if you own Common Shares that are registered in a name other than your own; for example, if the shares are held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the dividend reinvestment portion of the plan. If you are a beneficial owner, you will have to either coordinate your participation in the plan through the broker, bank or other nominee in whose name your Common Shares are held or become a record owner by instructing your broker, bank or other nominee, in whose name your shares are held, to transfer at least one Common Share into your name following which you may enroll in the plan directly.

5.       Who is eligible to participate in the plan?

         You may participate in the plan if you meet the following requirements:

         Ownership Interest. You may directly join the plan if you are a registered holder of any number of Common Shares. If you are a beneficial owner of Common Shares and wish to participate in the plan, you should either (1) direct your broker, bank or other nominee in whose name your shares are held to transfer at least one Common Share to your name, or (2) arrange with your broker, bank or other nominee in whose name your shares are held to participate in the plan on your behalf.

         There is no minimum requirement as to the number of Common Shares that you must hold in order to participate in the dividend reinvestment portion or the optional cash investment portion of the plan.

         Non-transferability of Right to Participate. You may not transfer your right to participate in the plan to another person.

         Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or resident. If you are a citizen or resident of a country other than the United States, your should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

         Exclusion from Plan at Our Election. Notwithstanding any other provision in the plan, we reserve the right to prevent you from participating in the plan for any reason. It is our sole discretion to exclude you from participation in the plan.

6.       Enrollment

         How do I enroll in the plan?

         If you are eligible to participate in the plan, you may join the plan at any time. Once you enroll in the plan, you will remain enrolled until you withdraw from the plan or we terminate the plan or your participation in the plan.

         The Authorization Form. To enroll and participate in the plan, you must complete the enclosed Authorization Form and mail it to the Administrator at the address set forth in Question 4. If your Common Shares are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the plan, you may sign and return the Authorization Form to participate in the plan at any time.

         If you are a beneficial owner of Common Shares and wish to enroll and participate in the plan, you may do so in one of the following ways:

         a) Request your broker, bank or other nominee in whose name your shares are held to complete and sign a Broker and Nominee Form (please see the "Broker and Nominee Form" below for more information), or

         b) Instruct your broker, bank or other nominee in whose name your shares are held to transfer at least one Common Share to your name, following which you may enroll in the plan directly. If you elect to instruct your broker, bank or other nominee to transfer one or more, but less than all, shares to your name and you then enroll in the plan, cash dividends will only be reinvested on the Common Shares registered in your name and not on the Common Shares held by your broker, bank or other nominee, unless you request your broker, bank or other nominee to complete and sign a Broker and Nominee Form.

         Choosing Your Investment Option. When completing the Authorization Form, you should choose one or more of the following three investment options:

o    Full  Dividend  Reinvestment.  This  option  directs the  Administrator  to
     ----------------------------
     reinvest any cash dividends paid on all of the Common Shares owned by you then or in the future in additional Common Shares. This option also permits you to make optional cash investments to buy additional Common Shares.

o    Partial  Dividend  Reinvestment.  This option directs the  Administrator to
     -------------------------------
     reinvest cash dividends paid on a specified number of Common Shares then owned by you in stock certificate form plus all dividends on Common Shares held in your plan account. We will continue to pay to you any cash dividends on the remaining Common Shares owned by you in stock certificate form. This option also permits you to make optional cash investments to buy additional Common Shares.

o    Optional Cash  Investments.  This option  permits you to make optional cash
     ---------------------------
     investments from $100 to $2,500 per month to buy additional Common Shares on a regular or occasional basis. You may elect to make optional cash investments even if you do not elect to reinvest any cash dividends paid on your Common Shares. We will continue to pay to you any cash dividends on the Common Shares owned by you then or in the future, unless you designate such shares for dividend reinvestment pursuant to the plan.

         You should choose your investment option by checking the appropriate option(s) on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all Common Shares registered in your name. If you select both Full and Partial Dividend Reinvestment, the Administrator will choose the "Full Dividend Reinvestment."

         The Administrator automatically will reinvest any cash dividends paid on all Common Shares that you have designated for participation in the plan until you indicate otherwise or withdraw from the plan, or until we terminate the plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all shares of Common Shares held in your plan account. The Administrator will credit the Common Shares purchased with your reinvested dividends to your plan account.

         Changing Your Investment Option. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the plan. You may also change your investment option by accessing the website of the Administrator at www.amstock.com. The Administrator
                                              ----------------
must receive any such change at least three business days before the record date for a dividend payment in order for the change to become effective for that dividend payment. The Administrator also must receive any change in the number of shares of Common Shares that you have designated for partial dividend reinvestment at least three business days before the record date for a dividend payment in order to reinvest for the new number of shares on the next Purchase Date.

         The Broker and Nominee Form. If you are a beneficial owner of Common Shares and wish for your broker, bank or other nominee in whose name your shares are held to participate in the plan on your behalf, such broker, bank or other nominee in whose name your shares are held must complete and submit the Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your Common Shares are held, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your Common Shares are held must submit a Broker and Nominee Form to the Administrator each time such broker, bank or other nominee in whose name your Common Shares are held transmits optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your Common Shares are held may request a Broker and Nominee Form at any time by contacting the Administrator at the address set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee in whose name your Common Shares are held must have submitted a completed Authorization Form on your behalf. The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three business days before the applicable Purchase Date or the optional cash investment will not be invested until the following Purchase Date.

7.       When will my participation in the plan begin?

         The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy Common Shares for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends on the Purchase Date after receipt of your Authorization Form, provided it receives such Authorization Form at least three business days before the record date set for the related dividend payment.

         If you choose the "Optional Cash Investment" option and wish to invest from $100 to $2,500 in any one month, the Administrator will purchase Common Shares for you on the Purchase Date after receipt of both your Authorization Form and the funds to be invested, provided it receives such Authorization Form and funds on or before the close of business on the business day immediately preceding such Purchase Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the business day indicated above but before the Purchase Date, then the Administrator will hold your funds, without interest, for investment on the next Purchase Date.

         Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan or we terminate the plan or your participation in the plan.

Purchases

8.       How are shares purchased under the plan?

         Source of the Common Shares. Initially, shares purchased by the Administrator under the plan will come from our legally authorized but unissued Common Shares. However, we may, in our sole discretion, direct the Administrator to purchase Common Shares in the open market or in privately negotiated transactions with third parties.

         Purchase Dates. When the Administrator purchases Common Shares from us, such purchases shall be made on either (1) the dividend payment date during any calendar month in which we pay a cash dividend or (2) the last trading day of any calendar month in which we do not pay a cash dividend. This date of purchase is referred to in the plan as the Purchase Date. A trading day is a day on which trades in our Common Shares are reported on the NYSE.

         If the Administrator is buying Common Shares for the plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional purchases as soon as is practical on or after the applicable Purchase Date.

         Dividend Payment Dates. We historically have paid dividends on or about the first business day of each of January, April, July and October. In the past, record dates for dividends have preceded the dividend payment dates by ten to twenty days. We cannot assure you that we will continue to pay dividends according to this schedule, and nothing contained in the plan obligates us to do so. Neither we nor the Administrator will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC or the NYSE, prevent the Administrator from buying Common Shares or interfere with the timing of such purchases.

         We pay dividends as and when authorized and declared by our Board of Trustees. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.

         Price of Common Shares. If the Administrator purchases Common Shares directly from us for dividend reinvestments or optional purchases in amounts from $100 to $2,500 per month, then the purchase price will be at a discount from the Market Price established by us from time to time, currently 2% for reinvested dividends and 2% for optional purchases. Each of the discounts is subject to change from time to time, but will not vary from 0% to 5%. The Market Price in the case of Common Shares purchased directly from us, will be the average of the daily high and low sales prices, computed to three decimal places, on the NYSE Composite Transactions, as reported in the Wall Street Journal, for the five days on which the NYSE is open and for which trades in our Common Shares are reported immediately preceding the relevant Purchase Date, or if no trading occurs in the Common Shares on one or more of such days, for the five days immediately preceding the Purchase Date for which trades are reported. In the case of shares purchased on the open market, the Market Price shall be the weighted average of the actual prices paid, computed to three decimal places, for all the Common Shares purchased by the Administrator with all Participants' reinvested dividends and optional cash payments for the related month.

         Number of Shares to be Purchased. If you elect to participate in the plan by reinvesting your dividends, the Administrator will invest for you the total dollar amount equal to the sum of (1) the dividend on all Common Shares, including fractional shares, held in your plan account for which you have requested dividend reinvestment, and (2) any optional cash investments to be made as of that Purchase Date less any fees payable by you in connection with any such transaction (see Exhibit A to this Prospectus). Subject to restrictions contained in our charter on transfer and ownership of Common Shares described in Question 20, there is no limit on the number of Common Shares you may purchase through dividend reinvestment. If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Purchase Date less any fees payable by you in connection with any such transaction (see Exhibit A to this Prospectus). As of any Purchase Date, the Administrator will purchase for your account the number of Common Shares equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the third decimal place. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

         Administrator's Control of Purchase Terms. With respect to purchases of Common Shares that the Administrator makes under the plan on the open market, the Administrator, or a broker that the Administrator selects, will determine the following:

o        the exact timing of open market purchases;

o the number of Common Shares, if any, that the Administrator purchases on any one day or at any time of that day;

o        the prices for the Common Shares that the Administrator pays;

o        the markets on which the Administrator makes the purchases; and

o the persons, including brokers and dealers, from or through which the Administrator makes such purchases.

         Commingling of Funds. When making purchases for an account under the plan, the Administrator may commingle your funds with those of other stockholders participating in the plan.

9.       How do I make optional cash investments?

         You make optional cash investments at any time you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of Common Shares, or (2) a beneficial owner of Common Shares and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least one Common Share to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the plan on your behalf.

         Subsequent Optional Cash Investments. Once you enroll in the plan and make an initial investment, whether by dividend reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the plan, you should send a properly completed Optional Cash Investment Form and a check or money order (payable to American Stock Transfer & Trust Company) in an amount from$100 to $2,500 to the Administrator at the address set forth in Question 4 by the close of business on the business day preceding a Purchase Date, or once enrolled in the Plan, you may make an optional cash investment by logging onto the Administrator's website at www.amstock.com and following the applicable instructions.
---------------
         If you are a beneficial owner of Common Shares, you, through your broker, bank or other nominee, must make all optional cash investments through the use of the Broker and Nominee Form, as set forth in Question 6 or by logging onto the Administrator's website at www.amstock.com and following the applicable
instructions.                       ---------------

         The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the business day before a Purchase Date and before the next Purchase Date. The Administrator will invest such held-over funds on the next Purchase Date. If the next Purchase Date will occur in more than 45 days, then the Administrator will return such funds to you, without interest.

         Minimum and Maximum Limits. For any Purchase Date on which you choose to make an optional cash investment, you must invest at least $100 but not more than $2,500 per month. You may not invest an amount greater than $2,500 in any month.

         Items to Remember when Making Optional Cash Investments. When making your optional cash investment, you should consider the following:

o All optional cash investments must equal at least $100 but not more that $2,500 per month;

o        You do not have to make an optional cash payment in any month;

o        You do not have to send the same amount of cash payment each month;

o        You must make all optional cash investments in United States dollars;
          and

o You must send optional cash investments in the form of a check or money order payable to American Stock Transfer & Trust Company, or make payments pursuant to the instructions on the Administrator's website, www.amstock.com. Do not send cash.

         Refunds of Uninvested Optional Cash Investments. To obtain a refund of optional cash investment funds which the Administrator has not yet invested, you must send a written request to the Administrator at the address set forth in Question 4. The Administrator must receive your request no later than three business days prior to the Purchase Date in order to refund your money for such Purchase Date.

         Interest on Optional Cash Investments. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the business day preceding the next Purchase Date. You should contact the Administrator if you have any questions regarding these dates.

10.      What if I have more than one account?

         For purposes of the plan we may aggregate all plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 (for dividend reinvestment) or 45 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

Certificates

11.      Will I receive certificates for shares purchased?

         Safekeeping of Certificates. Unless your shares are held by a broker, bank or other nominee, we will register Common Shares that the Administrator purchases for your account under the plan in your name. The Administrator will credit such shares to your plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates representing Common Shares.

         You also may send to the Administrator for safekeeping all certificates for Common Shares which you hold. The Administrator will credit the Common Shares represented by such certificates to your account in "book-entry" form and will combine such shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell Common Shares through the plan. The Administrator charges a $7.50 per transaction fee for certificates deposited with it, which fee is waived if the shares deposited are to be sold at or about the same time as the shares are deposited. See Question 12 to learn how to sell your Common Shares under the plan.

         You may deposit certificates for Common Shares into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any such shares deposited in accordance with the plan, unless you have instructed the Administrator otherwise.

         To deposit certificates for safekeeping under the plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by mailing a written request to the Administrator.

         Issuance of Certificates. Upon your written request to the Administrator or upon our termination of the plan or your participation in the plan, the Administrator will issue and deliver to you certificates for all whole Common Shares credited to your plan account. The Administrator will not issue certificates for fractional shares. The Administrator will handle such requests at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares to your account.

         Effect of Requesting Certificates in Your Name. If you request a certificate for whole Common Shares held in your account, either of the following may occur.

o If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the Common Shares for which you requested a certificate so long as such shares remain registered in your name; or

o If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on Common Shares for which your requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on the shares registered in your name.

         Transfer Restrictions. You may not pledge, sell or otherwise transfer Common Shares credited to your plan account. If you wish to pledge, sell or transfer the shares, you must first request that we issue a certificate for the shares in your name. Please also see Question 20 which describes certain provisions of our charter which restrict transfer and ownership of shares.

Sale of Shares

12.      How do I sell shares?

         Sale of Shares Held in Your Account. You may request by telephone, letter to the Administrator or by logging onto the Administrator's website at www.amstock.com that the Administrator sell all or any part of the Common Shares
---------------
held in your plan account. After receipt of your written request, which may be made at any time, the Administrator will sell such shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. The Administrator must receive your written instructions at least 48 hours prior to the sale. The Administrator will sell shares at least once per week (or more as determined by the Administrator) at then current market prices through one or more brokerage firms.

         If you sell or transfer only a portion of the Common Shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The Administrator will continue to reinvest the dividends on the Common Shares credited to your account unless you notify the Administrator that you wish to withdraw from the plan.

         Cost of Selling Shares. The plan requires you to pay all costs associated with the sale of your Common Shares under the plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such costs.

         Sale of Fractional Shares Held in Your Plan Account. The Administrator will not sell a fractional share unless you request that the Administrator sell (or withdraw via a certificate issuance) all Common Shares held in your plan account. You should note that a service fee of $15.00 per transaction will be charged by the Administrator in connection with the sale of shares, and with respect to the sale of only fractional shares, may use up the entire proceeds derived for the sale of fractional shares (but the fee can not exceed the proceeds).

         Termination of Your Account upon Sale of All Shares. If the Administrator sells all Common Shares held in your plan account, the Administrator will automatically terminate your account. In such case, you will have to complete and file a new Authorization Form to again participate in the plan.

Reports

13.      How will I keep track of my investments?

         Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your plan account:

o        total cash dividends received;

o        total optional cash investment received;

o        total number of Common Shares purchased (including fractional shares);

o        price paid per Common Share;

o        date of share purchases; and

o        total number of Common Shares in your plan account.

         You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan.

Withdrawal

14.      How would I withdraw from participation in the plan?

         Withdrawal from the Plan. You may withdraw from the plan at any time. In order to withdraw from the plan, you must provide notice instructing the Administrator to terminate your account. Notice may be provided by mail, telephone or by logging onto the Administrator's website at www.amstock.com. The
                                                            ---------------
Administrator must receive notice at least three business days before the Purchase Date for any dividend payment in order to terminate your plan account prior to the dividend payment date. If notice of withdrawal from the plan is received less than three days prior to the Purchase Date, the dividend will be applied to the purchase of Common Shares in accordance with the plan, but subsequent dividends will be paid in cash.

         Issuance of Stock Certificates upon Withdrawal from the Plan. Upon termination of your plan account, the Administrator will issue to you stock certificates for any whole Common Shares in your account. The Administrator will convert to cash any fractional share held in your account at the time of termination at the then current market price of the Common Shares less service fees. After the Administrator terminates your account, we will pay to you all cash dividends on Common Shares owned by you unless you rejoin the plan.

         Selling Shares upon Withdrawal from the Plan. As an alternative to receiving stock certificates, upon termination of your plan account you may request by mail, telephone or by logging onto the Administrator's website at www.amstock.com that the Administrator sell all or a portion of the Common
---------------
Shares (both whole and fractional) in you account. If you instruct the Administrator only to sell a portion of your Common Shares, then the Administrator will issue a certificate to you for the remaining shares. The Administrator will mail a check to you for the proceeds of the sale, less applicable brokerage commissions, service charges and applicable taxes.

         Rejoining the Plan after Withdrawal. After you withdraw from the plan, you may again participate in the plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject such Authorization Form if you repeatedly join and withdraw from the plan, or for any other reason. The Administrator's exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder investment service.

Tax Considerations

15. What are the income tax consequences for participants in the plan?

         You are encouraged to consult your personal tax advisers with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of cash dividends and optional purchases of Common Shares under the plan, your tax basis and holding period for Common Shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not United States persons. In general, a United States person is a citizen or individual resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in the United States or under the laws of the United States or of any state or the District of Columbia, an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. Partners in partnerships that hold Common Shares and participate in the plan should consult their own tax advisers regarding their tax consequences.

         In the case of Common Shares purchased by the Administrator from us, you will be treated for federal income tax purposes as having received a distribution equal to the fair market value, as of the Purchase Date, of the Common Shares purchased with reinvested distributions. The discount will be treated as being part of the distribution received. With respect to Common Shares purchased by the Administrator in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution you receive would include the fair market value of the Common Shares purchased with reinvested distributions and a pro rata share of any brokerage commission or other related charges paid in connection with the Administrator's purchase of the Common Shares on your behalf. As in the case of nonreinvested cash distributions, the distributions described above will constitute taxable dividends to you to the extent of our current and accumulated earnings and profits allocable to the distributions, and any excess distributions will constitute a return of capital that reduces the basis of your Common Shares and gain to the extent the excess distribution exceeds your tax basis in your Common Shares. In addition, if we designate part or all of our distributions as capital gain distributions, you would treat those designated amounts as long-term capital gains. Dividends that we pay are not eligible for the dividends received deduction otherwise generally available to a stockholder that is a corporation.

         Your tax basis in your Common Shares acquired under the plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your holding period in your Common Shares generally begins on the day following the date on which the Common Shares are credited to your plan account.

16.      What are the tax consequences of optional cash payments?

         The Internal Revenue Service has indicated in somewhat similar situations that if you make an optional cash purchase of Common Shares under the plan you will be treated as having received a distribution equal to the excess, if any, of the fair market value on the Purchase Date of the Common Shares over the amount of the optional cash payment you made. Also, if the Common Shares are acquired by the Administrator in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that you will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid on your behalf. Any distributions that you are treated as receiving, including any discount, would be taxable income or gain or reduce basis in your Common Shares, or some combination thereof, under the rules described above.

         In several private letter rulings, the Internal Revenue Service has held that a stockholder who participated in both the dividend reinvestment and stock purchase aspects of a dividend reinvestment and cash option purchase plan offered by a REIT under which stock could be acquired at a discount, would be treated in the case of a cash option purchase as having received at the time of the purchase a distribution from the REIT, taxable to the stockholder in the manner described above, in an amount equal to the amount of the discount; but that a stockholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income attributable to the discount.

         Your tax basis in Common Shares acquired through an optional cash purchase under the plan generally will equal the amount of distributions, if any, you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for Common Shares purchased under the plan generally will begin on the day following the date on which Common Shares are credited to your plan account.

17.      How are administrative expenses treated?

         Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the plan that we pay do not give rise to constructive distributions to you.

18.      What are the tax consequences of dispositions?

         When you withdraw shares from the plan and receive whole shares, you will not realize any taxable income. You may recognize a gain or loss upon receipt of a cash payment for a fractional share credited to your plan account or when the Common Shares held in your account are sold at your request. You may also recognize a gain or loss upon your disposition of Common Shares you receive from the plan. The amount of any gain or loss you recognize will be the difference between your amount realized, generally the amount of cash you receive, for the Common Shares and your tax basis in the Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the plan will be treated for federal income tax purposes as capital gain or loss if you do not hold the Common Shares as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if your holding period for the Common Shares exceeds one year.

19. How are backup withholding and information reporting provisions applied to you?

         In general, any distribution reinvested under the plan is not subject to federal income tax withholding. The Administrator or we may be required, however, to deduct as "back-up withholding" at rates described below a portion of all distributions paid to you, regardless of whether those distributions are reinvested pursuant to the plan. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of Common Shares held in your plan account. The backup withholding rate is currently 28% for payments made in 2004 and 2005, and is currently set at 28% for payments made in 2006 and thereafter. You are subject to backup withholding if (1) you fail to properly furnish the Administrator and us with your correct taxpayer identification number ("TIN"), (2) the Internal Revenue Service notifies the Administrator that the TIN you furnished is incorrect, (3) the Internal Revenue Service notifies the Administrator or us that backup withholding should be commenced because you failed to report on your tax return certain amounts paid to you, or (4) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the plan. Therefore, if you are subject to backup withholding, your distributions to be reinvested under the plan will be reduced by the backup withholding amount. The withheld amounts constitute a credit on your federal income tax return or may be refundable. Backup withholding will not apply, however, if you (1) furnish a correct TIN and certify that you are not subject to backup withholding on Internal Revenue Service Form W-9 or an appropriate substitute form, (2) provide a certificate of foreign status on Internal Revenue Service Form W-8BEN or an appropriate substitute form or (3) are otherwise exempt from backup withholding.

         The Administrator will send a Form 1099-DIV to you and to the Internal Revenue Service after the end of each year, reporting all dividend income you received during the year on your Common Shares. If you sell any Common Shares through the plan, the Administrator will send a Form 1099-B to you and to the Internal Revenue Service at the end of each year, showing the total proceeds of the transactions.

20. Is there any limit on the amount of Common Shares I can purchase to the plan?

         For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a short taxable year (the "Closely-Held Requirement") and our Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year (the "100 Stockholder Requirement").

         Any acquisition of our Common Shares under the plan, whether a reinvestment of dividends or an optional cash investment, is subject to being voided, ab initio, in the event that acquisition would result in a violation of the Closely-Held Requirement or 100 Stockholder Requirement. If your acquisition is voided, you will receive in cash any dividends that were to be reinvested and a refund of any optional cash payment, in either case without interest.

Other Provisions

21.      How can I vote my shares?

         We will send you proxy materials for any meeting of stockholders in order to vote all Common Shares credited to your account. You may vote Common Shares either by designating the vote of such Shares by proxy or by voting such Shares in person at the meeting of stockholders.

22.      What are the costs of the plan?

         You will not pay any brokerage commissions in connection with the purchase directly from us of Common Shares under the plan. You will pay certain fees to the Administrator in connection with the purchase of Common Shares under the Plan. You will be responsible for any fees payable in connection with your sale of Common Shares. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of such fees.

         All costs of administration of the plan will be paid by us.

23.      What are your and the Administrator's responsibilities?

         We, the Administrator and any of our agents, in administering the plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of such death; (2) relating to the prices and times at which the Administrator buys or sells Common Shares for your account; or (3) relating to any fluctuation in the market value of the Shares.

         We, the Administrator and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the plan to the Administrator, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the plan. None of our trustees, officers or stockholders will have any personal liability under the plan.

24. How will a stock split or a rights offering affect my plan account?

         Effect of a Stock Split. We will adjust your account to reflect any stock split or dividend payable in Common Shares. In such event, the Administrator will receive and credit to your plan account the applicable number of whole and/or fractional Common Shares.

         Effect of a Rights Offering. If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of Common Shares, we will transfer the rights attributable to whole Common Shares held in your plan account to you as soon as practicable after we issue such rights. The Administrator will sell rights attributable to fractional shares and will treat the proceeds as optional cash payments on the next Purchase Date.

         The Administrator, at its sole discretion, may curtail or suspend transactions pending under the plan until completion of any stock split or dividend, rights offering or other corporate action.

25.      Can I pledge my shares under the plan?

         You may not pledge any Common Shares credited to your plan account. Any attempted pledge will be void. If you wish to pledge your Common Shares, you first must withdraw the Common Shares from the plan. See Question 12 to learn how to sell your shares under the plan.

26.      How can I transfer my shares?

         You may transfer ownership of all or part of the Common Shares held in your plan account through gift, private sale or otherwise by mailing to the Administrator, at the address in Question 4, a properly executed stock assignment, along with a letter with specific instructions regarding the transfer. You also must mail to the Administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your Common Shares. Absent any instructions by you to the contrary, if you have enrolled in the plan, any transferee will be automatically enrolled in the plan.

         You also may transfer ownership of all or part of the Common Shares held in your plan account into the account of another person within the plan. To complete such a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your Common Shares.

27.      Can the plan be amended, modified, suspended or terminated?

         Although we expect to continue the plan indefinitely, we reserve the right to amend, modify, suspend or terminate the plan in any manner at any time. We will provide advanced public notification in writing of any modifications made to the plan.

28.      What happens if you terminate the plan?

         If we terminate the plan, you will receive a certificate for all whole Common Shares held in your plan account and a check representing the value of any fractional share valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

29.      Are there any risks associated with the plan?

         Your investment in Common Shares purchased under the plan is no different from any investment in Common Shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on Common Shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to Common Shares purchased under the plan. We encourage you to carefully consider the various risks associated with an investment in our Common Shares set forth in "Risk Factors" contained elsewhere in this prospectus.

30.      How will you interpret and regulate the plan?

         We may interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. As a participant in the plan, you will be bound by any actions taken by us or the Administrator.

31.      What laws governs the plan?

         The laws of the Commonwealth of Massachusetts will govern the terms, conditions and operation of the plan.

32.      Where will notices be sent?

         The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly in writing of any change of address.

                       INFORMATION ABOUT BRT REALTY TRUST


         We are a real estate investment trust organized as a business trust in 1972 under the laws of the Commonwealth of Massachusetts. Our principal business activity is to generate income by originating and holding for investment, for our own account, senior and junior real estate mortgage loans secured by income producing real property. In addition, we purchase and hold for investment senior or junior participations in existing mortgage loans originated by others secured by income producing real property. On occasion, we participate as both lender to and an equity participant in joint ventures which acquire income producing real property and we will originate and hold for investment a loan secured by an improved commercial or multi-family residential property that is vacant, pending renovation and sale or leasing. We have originated in the past, and will consider in the future, loans to entities which own income producing real property or real property under construction, secured by the individuals' partnership or limited liability company interest in the owning entity. We also originate and hold for investment participating mortgage loans secured by income producing property. Except for loans to our joint ventures and participating mortgage loans, we seek and prefer to invest in loans with terms ranging from six months to three years. A participating mortgage loan is usually for a term of one to five years. We do not generally finance new construction, but will finance renovation activities in property being upgraded or rehabilitated. From time-to-time we have provided mortgage financing secured by undeveloped real property. Finally, we have invested in equity securities of other REITs, the increase in market value and subsequent sale of which may account for income to us, although we do not consider this to be a part of our usual business activities.

                                 USE OF PROCEEDS

         We will receive proceeds from the sale of Common Shares that the Administrator purchases directly from us. We will not receive proceeds from the sale of Common Shares that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of the Common Shares that the Administrator purchases directly from us for general corporate purposes. We cannot estimate either the number of Common Shares or the prices of the Common Shares that we will sell in connection with the plan.

                              PLAN OF DISTRIBUTION

         Except to the extent the Administrator purchases Common Shares in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the Common Shares acquired under the plan. The Common Shares may be resold in market transactions on any national securities exchange on which Common Shares trade or in privately negotiated transactions. Our Common Shares are currently listed on the New York Stock Exchange.

         We may sell Common Shares through the plan to persons who, in connection with the resale of the Common Shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Securities Exchange Act of 1934, as amended, would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of Common Shares.

         Subject to the availability of Common Shares registered for issuance under the plan and to the limitation described in Question 20, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. You will have to pay fees and service charges as set forth on Exhibit A.

                                  LEGAL MATTERS

         Brinberg & Lundy has issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of Common Shares pursuant to the plan. Simeon Brinberg and Mark H. Lundy, members of the firm of Brinberg & Lundy, are officers and shareholders of the Trust.


                                     EXPERTS

         Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended September 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                                 INDEMNIFICATION

         The Declaration of Trust provides that the Trust shall indemnify each trustee, officer, employee and agent against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding by the Trust or any other person, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been a trustee, officer, employee or agent; provided however, there shall be no indemnification with respect to any matter as to which the person seeking indemnification shall have been adjudicated to have acted in bad faith or with willful misconduct or reckless disregard to his duties or gross negligence or not to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust and further provided, that as to any matter disposed of by a compromise payment by the person seeking indemnification, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expense shall be provided unless such a compromise shall be approved as in the best interests of the Trust by a majority of the disinterested trustees or unless the Trust shall have received a written opinion from independent legal counsel to the effect that such person appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Trust. Subject to the proviso clauses, and except for expenses not reasonably incurred, the Declaration of Trust is intended to provide for indemnification of trustees, officers, employees and agents to the full extent provided by law. The Trust may make advance payments in connection with indemnification; provided that the indemnified trustee, officer, employee or agent shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

                                    EXHIBIT A

                           PLAN SERVICE FEES SCHEDULE

Enrollment Fee for New Investors             No Charge

Reinvestment of Dividends                    2% up to a maximum of $2.50
                                             for each investment

Optional Cash Purchases                      $2.50 per transaction

Gift or Transfer of Shares                   No Charge

Safekeeping of Stock Certificates            $7.50 per transaction
                                             without sale

Certificate Issuance                         No Charge

Open Market Purchase of Shares
    Transaction Fee                          $15.00 per purchase transaction
    Brokerage Commission                     $0.10 per share

Sale of Shares (partial or full) (1)
    Transaction Fee                          $15.00 per sale transaction
    Brokerage Commission                     $0.10 per share

Returned Checks for Insufficient Funds       $25.00 per item

Duplicate Statements
    Current Year                             No Charge
    Prior Year(s)                            $20.00 per year requested

         ----------------------------------------------------------------------

         (1) The Administrator will deduct the applicable fees from the proceeds of a sale.

         We reserve the right to amend or modify this Plan Service Fees Schedule at any time.

                               AUTHORIZATION FORM
                                BRT REALTY TRUST

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To:    American Stock Transfer & Trust Company
       P. O. Box 922
       Wall Street Station
       New York, New York 10269-0560

       Telephone: (877) 253-6850
       Fax Number: (718) 234-1440

INSTRUCTIONS

This form is to be used only by BRT Realty Trust shareholders to indicate their interest in participating in the BRT Realty Trust Dividend Reinvestment and Stock Purchase Plan. This form will not be accepted by the Administrator unless it is completed in its entirety and is accompanied by the full amount of the optional cash investment, if any.

The Participant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; and (ii) the Participant has received a copy of the Prospectus, dated September 10, 2004, relating to the Plan and agrees to abide by its provisions. If you are electing to make an optional cash investment, it must be at least $100 and not in excess of $2,500 per month. If your shares are held in your name by a securities depository and you are making an optional cash investment, you must submit a Broker and Nominee Form with this form.

I wish to participate in the BRT Realty Trust Dividend Reinvestment and Stock Purchase Plan as follows (mark an "X" on the appropriate line(s)):

_____ FULL DIVIDEND REINVESTMENT. I want to reinvest the cash dividends on all shares now or hereafter registered in my name and on all shares held for me by the Administrator. I may also elect to make an optional cash investment, as noted below.

_____    PARTIAL DIVIDEND REINVESTMENT. I want to reinvest the cash dividends on
         ____ shares registered in my name and want to receive cash dividends on the rest of my shares. I understand that cash dividends on all shares held for me by the Administrator will be reinvested in shares. I may also elect to make an optional cash investment, as noted below.

_____ OPTIONAL CASH INVESTMENT. I want to make an optional cash investment. I understand that you will continue to pay me cash dividends on the shares owned by me now or in the future, unless I have designated such shares for dividend reinvestment, as noted above.

-------------------------------------------------       ----------------------
NAME OF PARTICIPANT (MUST MATCH PRINTED NAME BELOW)     SOCIAL SECURITY NUMBER

------------------------------------------------------------------------------
ADDRESS OF PARTICIPANT

---------------------------  CHECK--- MONEY ORDER ------  --------------------
OPTIONAL CASH INVESTMENT         MANNER OF PAYMENT            TODAY'S DATE
 AMOUNT, IF ANY                      (MARK ONE)

-------------------------------------       ---------------------------------
PARTICIPANT (SIGNATURE)                         PARTICIPANT (PRINT NAME)



                             BROKER AND NOMINEE FORM
                                BRT REALTY TRUST

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To:    American Stock Transfer & Trust Company
       P. O. Box 922
       Wall Street Station
       New York, New York 10269-0560

       Telephone: (877) 253-6850
       Fax Number: (718) 234-1440

INSTRUCTIONS

This form is to be used only by a broker, bank or other nominee submitting an optional cash investment on behalf of a Participant whose shares are held in the name of a securities depository, as provided for in the Prospectus, dated September 10, 2004 for the BRT Realty Trust Dividend Reinvestment and Stock Purchase Plan. A new form must be completed for each month an optional cash investment is submitted. This form will not be accepted by the Administrator unless it is completed in its entirety and is accompanied by the full amount of the optional cash investment, if any.

The broker, bank or other nominee submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) a current copy of the Prospectus has been delivered to the Participant; and (iii) the optional cash investment amount specified below is not less than $100 nor greater than $2,500 for each month. Shares issued upon request will be registered in the nominee name of the respective depository.

-------------------------------------------------     -------------------------
NAME OF PARTICIPANT(MUST MATCH PRINTED NAME BELOW)      SOCIAL SECURITY NUMBER

-------------------------------------------------------------------------------
ADDRESS OF PARTICIPANT

--------------------------------------      ------------------------------------
NAME OF SECURITIES DEPOSITORY               PARTICIPANT ACCOUNT NUMBER AT
                                            DEPOSITORY

--------------------------------------      ------------------------------------
BROKER/NOMINEE CONTACT                      BROKER/NOMINEE TELEPHONE NUMBER

---------------------------------------------   ---------------------------
SHARES HELD WITH DEPOSITORY AS OF RECORD DATE           TODAY'S DATE


---------------------------------------     ---- CHECK  ---- MONEY ORDER
OPTIONAL CASH INVESTMENT AMOUNT, IF ANY     MANNER OF PAYMENT (MARK ONE)

-----------------------------------------    ----------------------------------
PARTICIPANT (SIGNATURE)                           PARTICIPANT (PRINT NAME)

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the common shares registered hereby. All amounts other than the SEC registration fee are estimated.

         SEC Registration Fee                                    $ 1,998
         New York Stock Exchange Additional Listing Fee          $ 6,000
         Accounting Fees                                         $10,000
         Legal Fees and Disbursements                            $ 5,000
         Printing Fees                                           $12,000
         Miscellaneous                                           $ 1,002

               Total:                                            $36,000

Item 15. Indemnification of Trustees and Directors.

         Reference is made to the caption "Indemnification" in the prospectus which is a part of this registration statement, which is incorporated herein by reference.

         We have purchased and maintain insurance on behalf of our trustees and officers against liability asserted against such trustees and officers in their capacities as such.

Item 16. Exhibits.

         See the index to exhibits, which is incorporated herein by reference.

Item 17. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York on September 10, 2004.

                                BRT REALTY TRUST
                                   Registrant

                                       By: /s/ Jeffrey A. Gould
                                       -------------------------------
                                       Jeffrey A. Gould
                                       President, Chief Executive Officer
                                       and Trustee

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Jeffrey A. Gould and Mark H. Lundy, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement for this offering that is to be effective upon the filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 10, 2004.


           (Signature)                               (Title)

     /s/ Fredric H. Gould
     --------------------
         Fredric H. Gould                    Chairman of the Board of Directors

     /s/ Jeffrey A. Gould
     --------------------
         Jeffrey A. Gould                    President, Chief Executive Officer
                                             and Trustee (principal executive
                                             officer)


     /s/ Patrick J. Callan
     ---------------------
         Patrick J. Callan                   Trustee


     ---------------------                   Trustee
         Louis C. Grassi

     /s/ Gary Hurand                         Trustee
     -----------------------
         Gary Hurand

     /s/ David Herold                        Trustee
     -----------------------
         David Herold

     /s/ Jeffrey Rubin                       Trustee
     ------------------------
         Jeffrey Rubin

     /s/ Kenneth F. Bernstein                Trustee
     -------------------------
         Kenneth F. Bernstein

     /s/ Matthew J. Gould                    Trustee
     -------------------------
         Matthew J. Gould

     /s/ George E. Zweier
     --------------------
         George E. Zweier                    Vice President and Chief Financial
                                             Officer (principal executive
                                             officer)

                                INDEX TO EXHIBITS


Exhibit No.               Description of Exhibit

4.1                       Form of Certificate for Shares of Beneficial Interest.
                          Filed as Exhibit 4.1 to Registration Statement on Form S-8 (Registration No. 333-104461) filed with the Securities and Exchange Commission on April 11, 2003 and incorporated herein by reference.
5.1                       Opinion of Brinberg & Lundy
23.1 Consent of Brinberg & Lundy (included in its opinion filed as Exhibit 5.1 hereto)
23.2                      Consent of Ernst & Young LLP, independent auditors
24.1 Powers of Attorney (included on the signature page of this Registration Statement)

                                   Exhibit 5.1

                                BRINBERG & LUNDY
                               60 CUTTER MILL ROAD
                                    SUITE 303
                              GREAT NECK, NY 11021
                            Telephone (516) 466-3100
                            Facsimile: (516) 466-3132


                                                    September 10, 2004

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, NY  11021

Gentlemen:

         In our capacity as counsel to BRT Realty Trust, a Massachusetts business trust ("BRT"), we have been requested to render this opinion in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed by BRT with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering an aggregate of 750,000 shares (the "Shares") of Beneficial Interest, $3.00 par value, issuable under the BRT Realty Trust Dividend Reinvestment and Stock Purchase Plan (the "Plan").

         In furnishing our opinion, we have examined the Declaration of Trust of BRT, as amended, the By-Laws of BRT, and such other instruments and documents as we have deemed relevant and necessary as the basis for the opinion expressed herein. We have examined originals or certified, conformed, or photostatic copies of all documents, the authenticity of which has been established to our satisfaction. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, and the conformity to executed documents of all executed copies submitted to us as conformed or photostatic copies.

         Based upon and subject to the foregoing, we are of the opinion that the Shares issuable under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

         Simeon Brinberg and Mark H. Lundy, members of this firm, are officers and shareholders of BRT.

         We hereby consent to use of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                             /s/ Brinberg & Lundy
                                             --------------------

                                  Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm


   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BRT Realty Trust (the "Company") for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our report dated December 8, 2003 with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.


   New York, New York
   September 10, 2004